Exhibit 99.1
For Immediate Release

LPL FINANCIAL ELECTS ALLISON MNOOKIN AS NEW INDEPENDENT DIRECTOR

CHARLOTTE, N.C. - June 4, 2018 - LPL Financial Holdings Inc. (NASDAQ: LPLA) today announced that Allison H. Mnookin has been elected to the company’s board of directors.

Mnookin joins LPL’s board with two decades of experience as a technology executive for high-growth business software companies. She most recently served as CEO of QuickBase Inc., a provider of online application software which was formerly a division of Intuit, Inc. Prior to leading QuickBase, she held several positions at Intuit, including general manager in Intuit’s small business division where she was responsible for leading a portfolio of Intuit’s business products, including QuickBooks. She was also instrumental in the early formation and growth of Quicken Loans.

Prior to joining Intuit, she held several sales and marketing positions with Oracle Corporation. Mnookin is currently a senior lecturer of business administration in the technology and operations management unit at the Harvard Business School and serves as a director of QuickBase.

“I am excited to welcome Allison as a director,” said James Putnam, chair of the Board. “She brings to the board an entrepreneurial mindset and a strong understanding of how businesses have transformed their technology from a utility to a strategic asset.”

“It is an honor to be elected,” said Mnookin. “I look forward to working with the board and management as LPL evolves the digital experience of its advisors and their clients.”

About LPL Financial
LPL Financial is a leader in the retail financial advice market and the nation’s largest independent broker/dealer*. The firm serves independent financial advisors and financial institutions, providing them with the technology, research, clearing and compliance services, and practice management programs they need to create and grow thriving practices. LPL enables them to provide objective guidance to millions of American families seeking wealth management, retirement planning, financial planning and asset management solutions.
LPL.com

Securities and Advisory Services offered through LPL Financial. A registered investment advisor, Member FINRA/SIPC.

*Based on total revenues, Financial Planning magazine, June 1996-2017

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